Exhibit 10.2

NON-QUALIFIED STOCK OPTION AGREEMENT

EDGEWELL PERSONAL CARE COMPANY (the “Company”), effective                     , 20     (the “Grant Date”), grants this Non-Qualified Stock Option Agreement (“Option Agreement”) to                      (“Optionee”) to purchase a total of              shares of Common Stock of the Company (“Common Stock”) at a price of $[closing price on date of grant] per share pursuant to its Edgewell Personal Care Company Second Amended and Restated 2009 Incentive Stock Plan (the “Plan”). Subject to the provisions of the Plan and the following terms, Optionee may exercise this Option from time to time by tendering to the Company written notice of exercise together with the purchase price in cash, or in shares of Common Stock at their Fair Market Value as determined by the Nominating and Executive Compensation Committee (the “Committee”).

ARTICLE I - TERMS OF OPTION

1.	Normal Exercise. of this Option will become exercisable on each of the , , and annual anniversaries of the Grant Date (each, a “Vesting Date”) and will remain exercisable until the date that is ten (10) years following the Grant Date (“Term”), unless Optionee is no longer employed by the Company, in which case the Option is exercisable only in accordance with the provisions of paragraph 3 below and any portion of the Option that has not yet vested as of such Termination of Employment shall be forfeited (except to the extent specifically provided herein).

2.	Acceleration. Notwithstanding the above, a portion of the shares not previously forfeited under this Option equal to the Prorated Amount (defined below) will become exercisable before the date they would otherwise vest upon the Optionee’s voluntary Termination of Employment that is (i) more than twelve (12) months after the Grant Date and (ii) on or after the date on which the Optionee (x) is at least age fifty five (55) years of age and (y) has ten (10) or more years of service with the Company as of the date of Termination of Employment. Notwithstanding the above, any shares not previously forfeited under this Option will become fully exercisable before the date they would otherwise vest upon the occurrence of any of the following events while Optionee is employed by the Company:

a.	death of Optionee;

b.	Optionee’s involuntary Termination of Employment, by reason of continuing disability, immediately following exhaustion of short-term disability benefits; or

c.	a Change of Control.

3.	Exercise After Certain Events. Upon the occurrence of any of the events described below, any shares that are exercisable at that time shall remain exercisable during the period stated below, but, in any event, not later than the last day of the Term:

a.	Upon Optionee’s Termination of Employment (i) by reason of continuing disability, immediately upon exhaustion of short-term disability benefits, (ii) because of death, or (iii) either voluntarily or involuntarily following attainment of age 55 with at least ten (10) years of service (other than a Termination for Cause), such shares that are exercisable (including any shares that are accelerated because of such events) shall remain exercisable for five (5) years thereafter.

b.	Upon Optionee’s voluntary or involuntary Termination of Employment (other than a Termination for Cause, or a Termination of Employment following Optionee’s attainment of age 55 with at least ten (10) years of service), such shares that are exercisable shall remain exercisable for ninety (90) days thereafter.

c.	Upon Optionee’s Termination for Cause, or if the Committee determines that this Option is forfeited pursuant to Section IV of the Plan or otherwise under this Option Agreement because Optionee engaged in competition with the Company or an Affiliate, or Optionee engaged in any activity or conduct contrary to the best interests of the Company or any Affiliate, such shares that are then exercisable shall remain exercisable for seven (7) days after such Termination or determination.

4.	Forfeiture. This Option is subject to forfeiture for the reasons set forth in Section IV of the Plan, including Section IV.A.1, 2, 3 or 4 of the Plan, or upon a determination by the Committee that the Optionee engaged in competition with the Company or other conduct contrary to the best interests of the Company in violation of Article II of this Option Agreement, or otherwise as determined in accordance with this Option Agreement and the Plan. If there is a declaration of forfeiture, those shares that are exercisable at the time of the declaration may be exercised as set forth in paragraph 3 above; all other shares are forfeited.

5.	Definitions. Unless otherwise defined in this Option Agreement, defined terms used herein shall have the same meaning as set forth in the Plan.

Affiliates shall mean all entities within the controlled group that includes the Company, as defined in Internal Revenue Code (“Code”) Sections 414(b) and 414(c) and the regulations thereunder, provided that the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in such definition.

Change of Control shall mean the following:

(a)	The acquisition by one person, or more than one person acting as a group, of ownership of stock (including Common Stock) of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. Notwithstanding the above, if any person or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not constitute a Change of Control; or

(b)	A majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

This definition of Change of Control shall be interpreted in accordance with, and in a manner that will bring the definition into compliance with, the regulations under Section 409A of the Code.

Prorated Amount shall mean a portion of the shares not previously forfeited under this Option equal to the portion of the Option, if any, that would vest on the Vesting Date following the applicable Termination of Employment multiplied by a fraction, the numerator of which is the number of months in the period which begins on the day following the Vesting Date that occurred prior to the applicable Termination of Employment and ends on the date of the Optionee’s Termination of Employment and the denominator of which is twelve (12).

Termination of Employment shall mean a “separation from service” with the Company and its Affiliates, as such term is defined in Code Section 409A and the regulations thereunder.

ARTICLE II - OPTIONEE COVENANTS

Optionee hereby covenants:

1.	Confidential Information.

By executing this Option Agreement, I agree that I shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of my assigned duties and for the benefit of the Company, either during the period of my employment or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of its affiliates, or their businesses, which I shall have obtained during my employment by the Company or an affiliate. The foregoing shall not apply to information that (a) was known to the public prior to its disclosure to me; (b) becomes known to the public subsequent to disclosure to me through no wrongful act of mine or any of my representatives; or (c) I am required to disclose by applicable law, regulation or legal process (provided that I provide the Company with prior notice of the contemplated disclosure and reasonably cooperate with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (a) or (b) of the preceding sentence, my obligation to maintain such disclosed information in confidence shall not terminate if only portions of the information are in the public domain.

2.	Non-Competition.

By executing this Option Agreement, I acknowledge that my services are of a unique nature for the Company that are irreplaceable, and that my performance of such services for a competing business will result in irreparable harm to the Company and its affiliates. Accordingly, during my employment with the Company or any affiliate and for the one (1) year period thereafter, I agree that I will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in any business of the same type as any business in which the Company or any of its affiliates is engaged on the date of termination or in which they have proposed, on or prior to such date, to be engaged in on or after such date and in which I have been involved to any extent (on other than a de minimus basis) at any time during the one (1) year period ending with my date of termination, in any locale of any country in which the Company or any of its affiliates conducts business. This subsection shall not prevent me from owning not more than one percent of the total shares of all classes of stock outstanding of any publicly held entity engaged in such business. I agree that the foregoing restrictions are reasonable, necessary, and enforceable for the protection of the goodwill and business of the Company.

3.	Non-Solicitation.

During my employment with the Company or an affiliate and for the two (2) year period thereafter, I agree that I will not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, knowingly solicit, aid or induce (i) any employee of the Company or any affiliate to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or knowingly take any action to hire or to materially assist or aid any other person, firm, corporation or other entity in identifying or hiring any such employee, or (ii) any customer of the Company or any affiliate to purchase goods or services then sold by the Company or any affiliate from another person, firm, corporation or other entity or assist or aid any other persons or entity in identifying or soliciting any such customer. I agree that the foregoing restrictions are reasonable, necessary, and enforceable in order to protect the Company’s trade secrets, confidential and proprietary information, goodwill, and loyalty.

4.	Non-Disparagement.

I agree not to make any statements that disparage the Company or its affiliates or their respective employees, officers, directors, products or services, and the Company, by its execution of this Option Agreement agrees that it and its affiliates and their respective executive officers and directors shall not make any such statements regarding me. Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this subsection.

5.	Reasonableness.

In the event any of the provisions of this Article II shall ever be deemed to exceed the time, scope or geographic limitations permitted by applicable laws, then such provisions shall be reformed to the maximum time, scope or geographic limitations, as the case may be, permitted by applicable laws.

6.	Equitable Relief.

a.	I acknowledge that the restrictions contained in this Article II are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have granted me this Option Agreement in the absence of such restrictions, and that any violation of any provisions of this Article II will result in irreparable injury to the Company and its affiliates. By agreeing to accept this Option Agreement, I represent that my experience and capabilities are such that the restrictions contained herein will not prevent me from obtaining employment or otherwise earning a living at the same general level of economic benefit as is currently the case. I further represent and acknowledge that I have been advised by the Company to consult my own legal counsel in respect of this Option Agreement, and I have had full opportunity, prior to agreeing to accept this Option Agreement, to review thoroughly its terms and provisions with my counsel.

b.	I agree that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Article II, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

c.	I irrevocably and unconditionally consent to the service of any process, pleadings notices or other papers in a manner permitted by law.

7.	Waiver; Survival of Provisions.

The failure by the Company to enforce at any time any of the provisions of this Article II or to require at any time performance by me of any provisions hereof, shall in no way be construed to be a release of me or waiver of such provisions or to affect the validity of this Option Agreement or any part hereof, or the right of the Company thereafter to enforce every such provision in accordance with the terms of this Option Agreement. The obligations contained in this Article II shall survive the termination of my employment with the Company or any affiliate and shall be fully enforceable thereafter.

ARTICLE III - OTHER AGREEMENTS

1.	Governing Law.

All questions pertaining to the validity, construction, execution, and performance of this Option Agreement shall be construed in accordance with, and be governed by, the laws of the State of Missouri, without giving effect to the choice of law principles thereof.

2.	Notices.

Any notices necessary or required to be given under this Option Agreement shall be sufficiently given if in writing, and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the last known addresses of the parties hereto, or to such other address or addresses as any of the parties shall have specified in writing to the other party hereto.

3.	Entire Agreement.

This Option Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein, and no modification, amendment, or waiver of any of the provision of this Option Agreement shall be effective unless in writing and signed by all parties hereto. This Option Agreement constitutes the only agreement between the parties hereto with respect to the matters herein contained.

4.	Waiver.

No change or modification of this Option Agreement shall be valid unless the same is in writing and signed by all the parties hereto. No waiver of any provision of this Option Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

5.	Counterparts; Effect of Recipient’s Signature.

This Option Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. The provisions of this Option Agreement shall not be valid and in effect until such execution by both parties, which must occur within thirty (30) days following the effective date of this Option Agreement. By the execution of this Option Agreement, Recipient signifies that Recipient has fully read, completely understands, and voluntarily agrees with this Option Agreement consisting of six (6) pages and knowingly and voluntarily accepts all of its terms and conditions.

6.	Severability.

The invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of the remainder hereof in that jurisdiction, or the validity or enforceability of this Option Agreement, including that provision, in any other jurisdiction. To the extent permitted by applicable law, the Company and Optionee each waive any provision of law that renders any provision hereof invalid, prohibited or unenforceable in any respect. If any provision of this Option is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.

7.	Effective Date.

This Option Agreement shall be deemed to be effective as of the date executed.

IN WITNESS WHEREOF, the Company and Recipient have duly executed this Option Agreement as of                          , 20    .

ACKNOWLEDGED AND ACCEPTED:	EDGEWELL PERSONAL CARE COMPANY

By:
Optionee	Name:
Title:

Date